Exhibit 99.1

Impel NeuroPharma Provides Updates on TrudhesaTM Launch

and Recent Business Highlights

Trudhesa™ (Dihydroergotamine Mesylate) Nasal Spray for Acute Migraine Delivered Strong Q4 2021 Launch with 4,200 (TRx) Prescriptions; Exceeding Company’s Guidance Range

Achieved Broad and Favorable Trudhesa™ Payer Coverage with Signed Agreements Covering 80% of U.S. Commercial Lives

Planned Initiation of INP105 Proof-of-Concept Study for Autism Spectrum Disorder in Q1 2022; Results anticipated Q4 2022

SEATTLE, January 18, 2022 — Impel NeuroPharma (NASDAQ: IMPL), a commercial-stage pharmaceutical company developing transformative therapies for people suffering from diseases with high unmet medical needs, with an initial focus on the central nervous system, today provided updates on Trudhesa™ (dihydroergotamine mesylate) nasal spray (0.725 mg per spray) launch progress and recent business highlights.

Trudhesa Launch Progress Update

Since the October 2021 commercial launch, the performance of Trudhesa has exceeded our expectations with over 4,200 prescriptions generated, surpassing the Company’s Q4 guidance of 3,000-4,000 prescriptions. To-date Trudhesa accounts for approximately three percent of new branded acute migraine prescriptions (NBRx) among Impel’s 2,000 Super Target prescribers. Notably, Super Targets initiate approximately 60,000 branded acute NBRx, representing 34 percent of the total branded acute NBRx market (rolling 13-week basis).

In addition, during this first quarter of launch, the Company has secured contracts with several leading pharmacy benefit managers (PBMs) in the U.S. which cover approximately 80 percent of U.S. commercial lives.

“Last year was an exceptional year for Impel as we successfully achieved a first cycle FDA approval of Trudhesa, and raised greater than $180 million dollars through equity and debt offerings to support the successful commercialization of Trudhesa, in addition to executing a successful launch of Trudhesa in early October,” said Adrian Adams, chairman and chief executive officer of Impel NeuroPharma. “We are naturally delighted with the strong launch performance and the significant success in the managed care area, both of which exceeded our expectations. As we enter 2022, we are singularly focused on maintaining the excellent launch momentum with Trudhesa and continuing to transform Impel into a fully integrated R&D and Commercial company.”

Impel is the first company to harness the benefits of delivery to the upper nasal space to improve the therapeutic potential of CNS therapies. Using Impel’s proprietary POD® technology, Trudhesa delivers dihydroergotamine mesylate (DHE)—a proven, well-established therapeutic for acute migraine for adults—quickly to the bloodstream through the vascular-rich upper nasal space. Trudhesa bypasses the gut and reduces potential absorption issues, offering rapid, sustained, and consistent symptom relief without injection or infusion, even when administered hours after the onset of a migraine attack.

INP105 CALM 201 Study Update

Impel continues to advance its combination product candidate, INP105, an intranasal olanzapine product (a widely used atypical, second-generation antipsychotic) being developed as an acute treatment for agitation in persons with autism spectrum disorder (ASD) via Impel’s POD® technology. Since filing the investigational new drug (IND) application in November of last year, the Company has been working with the U.S. Food and Drug Administration (FDA) to finalize the Phase 2a proof-of-concept clinical protocol and anticipates the study will start in Q1 2022 with a data readout anticipated in Q4 2022.

The “CALM 201” Trial (Clinical Study in ASD Agitation with Olanzapine [INP105] Delivered to the Upper Nasal Mucosa) is a Phase 2a, proof-of concept, 2-way, 2-period crossover, double-blind study to evaluate the safety and efficacy of INP105 as an acute treatment versus placebo in people with ASD experiencing agitation. This study will evaluate the safety and tolerability of a single dose of INP105 to that of placebo in adolescents (12 to ˂ 18 years of age) with a diagnosis of ASD. The secondary objective is to explore the effect of treatment with a single dose of INP105 versus placebo in people with ASD experiencing agitation. It was hypothesized that INP105 could be a useful treatment for acute agitation episodes in the ASD population.

Acute agitation often manifests in patients with serious underlying mental health conditions such as bipolar I disorder or schizophrenia. Between 1.7 million and 7 million episodes of acute agitation have been reported to occur in U.S. hospitals and emergency room settings each year. An ideal medication for acute agitation, according to a 2005 expert consensus is easy-to-administer, non-traumatically administered, provides rapid tranquilization without excessive sedation, has a swift onset of action with sufficient duration to prevent untimely recurrence and has low risk for adverse events and drug interactions.

Further details of the CALM201 study can be found on ClinicalTrials.gov.

About INP105

INP105 is an upper nasal formulation of olanzapine administered using Impel’s novel POD® technology and being developed for the potential treatment of agitation and aggression associated with ASD. The POD is a novel, simple-to-use device designed to deliver consistent and predictable doses of drug. INP105 delivers olanzapine to the richly vascularized upper nasal space to offer rapid, consistent, and optimized bioavailability that can be administered by the patient or a caregiver. Olanzapine is the most used treatment for acute agitation, but its use is limited to intramuscular injection and in a hospital setting. INP105 is intended to be a preferred choice for the safe and rapid treatment of acute agitation and, because it is designed to be non-invasive, it has the potential to expand the treatment setting beyond the emergency room, such as inpatient treatment or community care facilities and the patient’s home.

About Migraine

Approximately 31 million adults in the U.S. are living with migraine, and there is a need for more treatment options. In a survey of nearly 4,000 U.S. patients using oral acute prescription medication for migraine, 96 percent said they were dissatisfied with at least one aspect of their treatment—including lack of sustained relief, inconsistent relief, and lack of relief from a rapid-onset attack. Nearly half (48%) said they can still have pain two hours after taking medication and 38 percent say their headache returns within 24 hours of getting relief. Additionally, there is a need for non-oral routes of administration given the high prevalence of gastrointestinal issues among people with migraine.

Trudhesa™ Indication and Important Safety Information

Indication

Trudhesa™ is used to treat an active migraine headache with or without aura in adults. Do not use Trudhesa to prevent migraine when you have no symptoms. It is not known if Trudhesa is safe and effective in children.

Important Safety Information

Serious or potentially life-threatening reductions in blood flow to the brain or extremities due to interactions between dihydroergotamine (the active ingredient in Trudhesa) and strong CYP3A4 inhibitors (such as protease inhibitors and macrolide antibiotics) have been reported rarely. As a result, these medications should not be taken together.

Do not use Trudhesa if you:

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Have any disease affecting your heart, arteries, or blood circulation.
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Are taking certain anti-HIV medications known as protease inhibitors (such as ritonavir or nelfinavir).
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Are taking a macrolide antibiotic such as clarithromycin or erythromycin.
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Are taking certain antifungals such as ketoconazole or itraconazole.
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Have taken certain medications such as triptans or ergot-type medications for the treatment or prevention of migraine within the last 24 hours.
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Have taken any medications that constrict your blood vessels or raise your blood pressure.
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Have severe liver or kidney disease.
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Are allergic to ergotamine or dihydroergotamine.

Before taking Trudhesa, tell your doctor if:

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You have high blood pressure, chest pain, shortness of breath, heart disease; or risk factors for heart disease (such as high blood pressure, high cholesterol, obesity, diabetes, smoking, strong family history of heart disease or you are postmenopausal, or male over 40); or problems with blood circulation in your arms, legs, fingers, or toes.

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You have or had any disease of the liver or kidney.
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You are taking any prescription or over-the-counter medications, including vitamins or herbal supplements.
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You are pregnant, planning to become pregnant or are nursing, or have ever stopped medication due to an allergy or bad reaction.
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This headache is different from your usual migraine attacks.

The use of Trudhesa should not exceed dosing guidelines and should not be used on a daily basis. Serious cardiac (heart) events, including some that have been fatal, have occurred following the use of dihydroergotamine mesylate, particularly with dihydroergotamine for injection, but are extremely rare.

You may experience some nasal congestion or irritation, altered sense of taste, sore throat, nausea, vomiting, dizziness, and fatigue after using Trudhesa.

Contact your doctor immediately if you experience:

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Numbness or tingling in your fingers and toes
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Severe tightness, pain, pressure, heaviness, or discomfort in your chest
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Muscle pain or cramps in your arms or legs
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Cold feeling or color changes in 1 or both legs or feet
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Sudden weakness
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Slurred speech
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Swelling or itching

The risk information provided here is not comprehensive. To learn more, talk about Trudhesa with your healthcare provider or pharmacist. The FDA-approved product labeling can be found at www.Trudhesa.com or 1-800-555-DRUG. You can also call 1-833-TRUDHESA (1-833-878-3437) for additional information.

About Impel NeuroPharma

Impel NeuroPharma, Inc. is a commercial-stage biopharmaceutical company developing transformative therapies for people suffering from diseases with high unmet medical needs, with an initial focus on diseases of the central nervous system. Impel offers and is developing treatments that pair its proprietary Precision Olfactory Delivery (POD®) technology with well-established therapeutics. In addition to Trudhesa™ (dihydroergotamine mesylate) nasal spray, which is approved in the United States for the acute treatment of migraine with or without aura in adults, Impel is also developing INP105 for the acute treatment of agitation and aggression in patients with autism, and INP107 for OFF episodes in Parkinson’s disease.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, the potential clinical benefits of Trudhesa™, the market opportunities of Trudhesa within the migraine market, the speed of uptake and market growth of Trudhesa, and the timing of announcements of clinical results and clinical development activities of Impel’s product candidates. Forward-looking statements can be identified by words such as: “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These statements are subject to numerous risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including but not limited to, Impel’s ability to maintain regulatory approval of Trudhesa, its ability to execute its commercialization strategy for Trudhesa, its ability to develop, manufacture and commercialize its other product candidates including plans for future development of its POD devices and plans to address additional indications for which Impel may pursue regulatory approval, whether results of preclinical studies or clinical trials will be indicative of the results of future trials, and the effects of COVID-19 on its clinical programs and business operations. Many of these risks are described in greater detail in Impel’s filings with the Securities and Exchange Commission. Any forward-looking statements in this press release speak only as of the date of this press release. Impel assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Impel, POD and the Impel logo are trademarks of Impel NeuroPharma, Inc. To learn more about Impel NeuroPharma, please visit our website at https://impelnp.com/.

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